                  [CHESAPEAKE ENERGY CORPORATION LETTERHEAD]




                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405) 848-8000, EXT. 232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR., VICE PRESIDENT-
APRIL 10, 1998                                             CORPORATE DEVELOPMENT
                                                        (405) 848-8000, EXT. 257



         CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING INFORMATION
                    ON TENDER FOR OUTSTANDING SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, APRIL 10, 1998 -- Chesapeake Energy Corporation (NYSE:
CHK) today announced that, in connection with its pending tender offer and consent solicitation to the holders of its outstanding 10 1/2% Senior Notes due 2002, the applicable yield on the Reference Security (6 1/4% U.S. Treasury Notes due May 31, 1999) is 5.46%, as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City time, on April 11, 1998, as displayed on the Relevant Bloomberg page (PX5). Based on the yield on the Reference Security plus 50 basis points, the Total Consideration per $1,000 principal amount of Notes tendered on or prior to the Consent Date, assuming a payment date of May 1, 1998, would be 109.611%, or $1,096.11 (of which 2.5%, or $25.00, represents the Consent Payment).

Holders are referred to the Offer to Purchase and Consent Solicitation Statement, dated April 1, 1998 distributed by Chesapeake Energy Corporation, for additional information concerning the pricing, tender and delivery procedures and conditions of the tender offer and consent solicitation.

Questions and requests for assistance concerning the tender offer and consent solicitation should be directed to Dwight Scott at Donaldson, Lufkin & Jenrette Securities Corporation at (713) 652-6072 or (800) 922-9004.


                                     ###


Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.